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        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
------                WASHINGTON, DC 20549             -------------------------
FORM 5                                                       OMB APPROVAL
------                                                 -------------------------
                 ANNUAL STATEMENT OF CHANGES           OMB Number: 3235-0362
                     BENEFICIAL OWNERSHIP              -------------------------
                                                       Expires: October 31, 2001
/ / Check box if no                                    -------------------------
    longer subject to                                  Estimated average burden
    Section 16. Form                                   hours per response....1.0
    4 or Form 5                                        -------------------------
    obligations may
    continue. See
    Instruction 1(b)         Filed pursuant to Section 16(a) of the Securities
/X/ Form 3 Holdings                          Exchange Act of 1934,
    Reported                         Section 17(a) of the Public Utility
/ / Form 4                   Holding Company Act of 1935 or Section 30(f) of
    Transactions                        the Investment Company Act
    Reported                                       of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Phelps, Carlton                                Image Technology Laboratories, Inc. (IMTL)       Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification    4. Statement for        ----              ---
                                                  Number of Reporting      Month/Year            X  Officer (give    Other (Specify
167 Schwenk Dr.                                   Person if an entity     August 15,2000        ----        title ---       below)
-------------------------------------------       (Voluntary)           -------------------                 below)
                 (Street)                                                                        CFO Secretary & Treasurer
                                                                        5. If Amendment,        ------------------------------------
Kingston, NY 12401                                                         Date of Original  7. Individual of Joint/Group Reporting
-------------------------------------------                                (Month/Year)          (check applicable line)
(City)           (State)           (Zip)                                                         Form Filed by One Reporting Person
                                                                          -------------------
                                                                                                 Form Filed by More than One
                                                                                             --- Reporting Person
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

                      TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                the end of          Direct         Benefi-
                                  (Month/                                                Issuer's Fiscal     (D) or         cial
                                   Day/                 ----------------------------     Year (Instr. 3      Indirect       Owner-
                                   Year)                Amount    (A) or      Price      and 4)              (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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
Common Stock                                                                             2,429,583                D
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Preferred Stock                     1/00                500,000    A          $0.00        500,000                D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Options                   $.33            N/A        N/A     1,000,000           *      1/01/10           1,000,000
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Options                                                     D
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Explanation of Responses:

* 200,000 are exercisable as of January 1, 2001
  200,000 are exercisable as of January 1, 2002
  200,000 are exercisable as of January 1, 2003
  200,000 are exercisable as of January 1, 2004
  200,000 are exercisable as of January 1, 2005

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Carlton Phelps        March 30, 2001
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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